Registration Statement No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    Form S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                             ----------------------

                           COMMERCEFIRST BANCORP, INC.
             (Exact Name of Registrant as Specified in its Charter)

                Maryland                                   52-2180744
    (State or Other Jurisdiction of                (IRS Employer I.D. Number)
     Incorporation or Organization)

             1804 West Street, Suite 200, Annapolis, Maryland 21401
               (Address of Principal Executive Offices) (Zip Code)

               COMMERCEFIRST BANCORP, INC. ORGANIZER WARRANT PLAN
                              (Full Title of Plan)

                          Richard J. Morgan, President
                           CommerceFirst Bancorp, Inc.
                                1804 West Street
                                    Suite 200
                            Annapolis, Maryland 21401
                                  410.280.6695
           (Name, Address, and Telephone Number of Agent for Service)

                                   Copies to:

                             Noel M. Gruber, Esquire
                             David H. Baris, Esquire
                         Kennedy, Baris & Lundy, L.L.P.
                                   Suite P-15
                               4701 Sangamore Road
                            Bethesda, Maryland 20816

                       -----------------------------------

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
     Title of                                                       Proposed Maximum
 Securities to be       Amount to be       Proposed Maximum        Aggregate Offering         Amount of
    Registered           Registered       Offering per Share             Price(2)          Registration Fee
-------------------------------------------------------------------------------------------------------------
   Common Stock,
  $.01 par value           118,337             $10.00                 $1,183,370                 $100
-------------------------------------------------------------------------------------------------------------
Organizer's Common
  Stock Purchase
     Warrants              118,337              $0.00                    $0.00                   $0.00
-------------------------------------------------------------------------------------------------------------

(1) Determined in accordance with Rule 457(h)(1) under the Securities Act of 1933 based upon the exercise price of warrants subject to issuance under the plan.
(2) Represents the aggregate exercise prices of the warrants to which this Registration Statement relates 118,337 shares at an exercise price of $10.00 per share), in accordance with the provisions of Rule 457(h)(1) under the Securities Act of 1933. No additional consideration will be received for issuance of the warrants.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents filed with Securities and Exchange Commission are hereby incorporated by reference herein:

         (1) CommerceFirst Bancorp, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2002;

         (2) CommerceFirst Bancorp, Inc.'s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2003, and June 30, 2003;

         (3) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by CommerceFirst Bancorp, Inc. since the end of the year covered in its Annual Report referred to in (1) above.

         All documents filed by CommerceFirst Bancorp, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby shall have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         CommerceFirst Bancorp's authorized capital consists of 4,000,000 shares of common stock, $.01 par value. CommerceFirst Bancorp also has warrants to purchase up to 123,337 shares of common stock to organizers, representing 15% of the total number of shares sold in the initial offering of the Company's shares. The Company is also obligated to issue options to purchase an aggregate of 20,000 shares under agreements with its two principal executive officers and Chairman.

         Each warrant entitles the holder to purchase one share of common stock for a period of ten years from the termination of the offering at an exercise price of $10.00 per share. The warrants contain provisions adjusting the number of shares subject to issuance upon exercise and the exercise price upon the occurrence of changes in the common stock, such as stock splits, stock dividends, reverse splits, share consolidations, recapitalizations and similar events. The warrants are not transferable, and are subject to early termination if the organizer (other then Citizens Incorporated) ceases to be a director of CommerceFirst Bank. The warrants vested over a three year period, commencing with the completion of the initial offering of the Company's shares in June 2000, and are subject to mandatory exercise or forfeiture under certain circumstances.

         Holders of common stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the Board of Directors out of legally available funds, and to share ratably in any distribution of CommerceFirst Bancorp's assets after payment of all debts and other liabilities, upon liquidation, dissolution or winding up. Shareholders do not have cumulative voting rights or preemptive rights or other rights to subscribe for additional shares, and the common stock is not subject to conversion or redemption. The shares of common stock to be issued in this offering will be, when issued, fully paid and non-assessable.

         Limitations on Payment of Dividends. The payment of dividends by CommerceFirst Bancorp will depend largely upon the ability of CommerceFirst Bank to declare and pay dividends to CommerceFirst Bancorp, as the principal source of CommerceFirst Bancorp's revenue will initially be from dividends paid by CommerceFirst Bank. Dividends will depend primarily upon the Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to CommerceFirst Bancorp and CommerceFirst Bank. It is anticipated that CommerceFirst Bank will incur losses during its initial phase of operations, and therefore, it is not anticipated that


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

any dividends will be paid by CommerceFirst Bank or CommerceFirst Bancorp for at least three years and in the foreseeable future. Even if CommerceFirst Bank and CommerceFirst Bancorp have earnings in an amount sufficient to pay dividends, the Board of Directors may determine to retain earnings for the purpose of funding the growth of CommerceFirst Bank and CommerceFirst Bancorp.

         Regulations of the Federal Reserve Board and Maryland law place limits on the amount of dividends CommerceFirst Bank may pay to CommerceFirst Bancorp without prior approval. Prior regulatory approval is required to pay dividends which exceed CommerceFirst Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.

         The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that CommerceFirst Bancorp may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION

         Restrictions on Business Combinations with Interested Shareholders. CommerceFirst Bancorp's Articles of Incorporation provides that certain "business combinations" (including, among various other transactions, a merger, consolidation, or, in certain circumstances involving assets having a value equal to 10% or more of CommerceFirst Bancorp's equity, an asset transfer or issuance of equity securities, and the adoption of certain plans of liquidation or dissolution) involving and any person who beneficially owns at least 20% of the corporation's stock and such persons' affiliates or associates (an "interested shareholder"). Such a business combination must be: (a) approved by the affirmative vote of at least (i) 80% of the voting power of all outstanding shares of voting stock and (ii) a majority of the voting power of all outstanding shares of voting stock which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the business combination is approved by a majority of the members of the Board of Directors who are "disinterested directors," and the common shareholders receive a price (as described in the articles) generally equal to the higher of the "fair market value" of the common stock and the highest price paid by the interested shareholders for any shares of common stock. Under Maryland law, a two thirds vote is generally required for approval of business combinations.

         Consideration of Business Combinations. The Articles of Incorporation provide that that where the Board of Directors evaluates any actual or proposed business combination, the Board of Directors shall consider the following factors: the effect of the business combination on CommerceFirst Bancorp and any of its subsidiaries, and their respective shareholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of the corporation's capital stock; the relation of the price offered to the current value of the corporation in a freely negotiated transaction and in relation to the directors' estimate of the future value of CommerceFirst Bancorp and its subsidiaries as an independent entity or entities; tax consequences of the business combination to the corporation and its shareholders; and such other factors deemed by the directors to be relevant. In such considerations, the Board of Directors may consider all or certain of such factors as a whole and may or may not assign relative weights to any of them. The foregoing is not intended as a definitive list of factors to be considered by the Board of Directors in the discharge of their fiduciary responsibility to CommerceFirst Bancorp and its shareholders, but rather to guide such consideration and to provide specific authority for the consideration by the Board of Directors of factors which are not purely economic in nature in light of the circumstances of the corporation and its subsidiaries at the time of such proposed business combination.

         Amendment of the Articles of Incorporation. In general, the Articles of Incorporation may be amended upon the vote of two thirds of the outstanding shares of capital stock entitled to vote, the standard vote required under Maryland law. The provisions of the Articles of Incorporation relating to the vote required for business combinations and the factors which shall be considered by the Board of Directors in considering business combinations, and the provisions requiring the vote of eighty percent of the combined voting power of the outstanding voting stock to adopt any change to the Bylaws which is not approved by two thirds of the disinterested directors, may be amended only upon the affirmative vote of 80% of the voting power of the outstanding voting stock.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Articles of Incorporation of CommerceFirst provide that CommerceFirst may indemnify officers, directors, employees and agents of CommerceFirst to the fullest extent permitted by the Maryland law (the "Maryland law"). Pursuant to the Maryland law, CommerceFirst generally has the power to indemnify its present and former directors, officers, agents and employees, or persons serving as such in another entity at CommerceFirst's request, against expenses (including attorneys' fees) and liabilities incurred by them in any action, suit, or proceeding to which they are, or are threatened to be made, a party by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of CommerceFirst, or in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. In respect of suits by or in the right of CommerceFirst, the indemnification is generally limited to expenses (including attorneys' fees) and is not available in respect of any claim where such person is adjudged liable to CommerceFirst, unless the court determines that indemnification is appropriate. To the extent such person is successful in the defense of any suit, action or proceeding, indemnification against expenses (including attorneys' fees) is mandatory. CommerceFirst has the power to purchase and maintain insurance for such persons and indemnification. The indemnification provided by the Maryland law is not exclusive of other rights to indemnification which any person may otherwise be entitled under any bylaw, agreement, shareholder or disinterested director vote, or otherwise.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         As no restricted securities are to be reoffered or resold pursuant to this registration statement, this item is inapplicable.

ITEM 8.  EXHIBITS.

Exhibit Number           Description
--------------           -----------

4               Amended and Restated Organizers Agreement

5               Opinion of Kennedy, Baris & Lundy, L.L.P.

23(a)           Consent of Kennedy, Baris & Lundy, L.L.P., included in Exhibit 5

23(b)           Consent of  Trice, Geary & Myers, L.L.C.
---------------

ITEM 9.  UNDERTAKINGS.

         The Registrant hereby undertakes that it will:

         (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act"); (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) for determining liability under the Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland on September 18, 2003.

                                            COMMERCEFIRST BANCORP, INC.



                                            By:    /s/ Richard J. Morgan
                                                 -------------------------------
                                                    Richard J. Morgan, President

         In accordance with the requirements of the Securities Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

          NAME                                        POSITION                                DATE
          ----                                        --------                                ----
 /s/ Milton D. Jernigan II           Chairman of the Board of Directors of the         September 18, 2003
---------------------------                    Company and the Bank
Milton D. Jernigan II

 /s/ Alvin R. Maier                  Vice Chairman of the Board of Directors           September 18, 2003
---------------------------         of the Company and the Bank; Treasurer of
Alvin R. Maier                                    the Company

 /s/ Richard J. Morgan                  Director, President and CEO of the             September 18, 2003
---------------------------                   Company and the Bank
Richard J. Morgan

 /s/ Lamont Thomas                   Director and Executive Vice President of          September 18, 2003
---------------------------                 the Company and the Bank
Lamont Thomas

 /s/ Edward B. Howlin, Jr.             Director of the Company and the Bank            September 18, 2003
---------------------------
Edward B. Howlin, Jr.
